UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*





                                  Netflix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    64110L106
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  July 19, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |X|  Rule 13d-1(c)

         |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         64110L106
                  ---------
--------------------------------------------------------------------------------

       1) Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

                Tudor Investment Corporation
          ----------------------------------------------------------------------
                22-2514825
          ----------------------------------------------------------------------

       2) Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
             -------------------------------------------------------------------

          (b)         X
             -------------------------------------------------------------------

       3) SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------

       4) Citizenship or Place of Organization        Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------

                     (5)  Sole Voting Power                   0
                                            ------------------------------------
Number of Shares     -----------------------------------------------------------
Beneficially
Owned by Each        (6)  Shared Voting Power         2,413,894
Reporting Person                               ---------------------------------
With                 -----------------------------------------------------------

                     (7)  Sole Dispositive Power              0
                                                  ------------------------------
                     -----------------------------------------------------------

                     (8)  Shared Dispositive Power    2,413,894
                                                   -----------------------------
--------------------------------------------------------------------------------

                      9)  Aggregate Amount Beneficially Owned by Each
                          Reporting Person             2,413,894
                                                   -----------------------------
--------------------------------------------------------------------------------

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                         -------------------------------------------------------
--------------------------------------------------------------------------------

      11) Percent of Class Represented by Amount in Row 9   4.7%
                                                          ----------------------
--------------------------------------------------------------------------------

      12) Type of Reporting Person (See Instructions)    CO
                                                      --------------------------
--------------------------------------------------------------------------------

CUSIP No.         64110L106
                  ---------
--------------------------------------------------------------------------------

       1) Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

                Paul Tudor Jones II
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

       2) Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
             -------------------------------------------------------------------

          (b)         X
             -------------------------------------------------------------------

       3) SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------

       4) Citizenship or Place of Organization        USA
                                                  ------------------------------
--------------------------------------------------------------------------------

                     (5)  Sole Voting Power                   0
                                            ------------------------------------
Number of Shares     -----------------------------------------------------------
Beneficially
Owned by Each        (6)  Shared Voting Power         2,643,800
Reporting Person                               ---------------------------------
With                 -----------------------------------------------------------

                     (7)  Sole Dispositive Power              0
                                                  ------------------------------
                     -----------------------------------------------------------

                     (8)  Shared Dispositive Power    2,643,800
                                                   -----------------------------
--------------------------------------------------------------------------------

                      9)  Aggregate Amount Beneficially Owned by Each
                          Reporting Person            2,643,800
                                                   -----------------------------
--------------------------------------------------------------------------------

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                         -------------------------------------------------------
--------------------------------------------------------------------------------

      11) Percent of Class Represented by Amount in Row 9   5.1%
                                                          ----------------------
--------------------------------------------------------------------------------

      12) Type of Reporting Person (See Instructions)    IN
                                                      --------------------------
--------------------------------------------------------------------------------

CUSIP No.         64110L106
                  ---------
--------------------------------------------------------------------------------

       1) Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

                Tudor Proprietary Trading, L.L.C.
          ----------------------------------------------------------------------
                13-3720063
          ----------------------------------------------------------------------

       2) Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
             -------------------------------------------------------------------

          (b)         X
             -------------------------------------------------------------------

       3) SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------

       4) Citizenship or Place of Organization        Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------

                     (5)  Sole Voting Power                 0
                                            ------------------------------------
Number of Shares     -----------------------------------------------------------
Beneficially
Owned by Each        (6)  Shared Voting Power         229,906
Reporting Person                               ---------------------------------
With                 -----------------------------------------------------------

                     (7)  Sole Dispositive Power            0
                                                  ------------------------------
                     -----------------------------------------------------------

                     (8)  Shared Dispositive Power    229,906
                                                   -----------------------------
--------------------------------------------------------------------------------

       9) Aggregate Amount Beneficially Owned by Each Reporting
          Person                                      229,906
                                                   -----------------------------
--------------------------------------------------------------------------------

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                         -------------------------------------------------------
--------------------------------------------------------------------------------

      11) Percent of Class Represented by Amount in Row 9   0.4%
                                                          ----------------------
--------------------------------------------------------------------------------

      12) Type of Reporting Person (See Instructions)    OO
                                                      --------------------------
--------------------------------------------------------------------------------

CUSIP No.         64110L106
                  ---------
--------------------------------------------------------------------------------

       1) Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

          The Tudor BVI Global Portfolio Ltd.
          ----------------------------------------------------------------------
          98-0223576
          ----------------------------------------------------------------------

       2) Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
             -------------------------------------------------------------------

          (b)         X
             -------------------------------------------------------------------

       3) SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------

       4) Citizenship or Place of Organization       Cayman Islands
                                                  ------------------------------
--------------------------------------------------------------------------------

                     (5)  Sole Voting Power                   0
                                            ------------------------------------
Number of Shares     -----------------------------------------------------------
Beneficially
Owned by Each        (6)  Shared Voting Power           430,621
Reporting Person                               ---------------------------------
With                 -----------------------------------------------------------

                     (7)  Sole Dispositive Power              0
                                                  ------------------------------
                     -----------------------------------------------------------

                     (8)  Shared Dispositive Power      430,621
                                                   -----------------------------
--------------------------------------------------------------------------------

       9) Aggregate Amount Beneficially Owned by Each Reporting
          Person                                        430,621
                                                   -----------------------------
--------------------------------------------------------------------------------

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                         -------------------------------------------------------
--------------------------------------------------------------------------------

      11) Percent of Class Represented by Amount in Row 9   0.8%
                                                          ----------------------
--------------------------------------------------------------------------------

      12) Type of Reporting Person (See Instructions)    CO
                                                      --------------------------
--------------------------------------------------------------------------------

CUSIP No.         64110L106
                  ---------
--------------------------------------------------------------------------------

       1) Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

          The Altar Rock Fund L.P.
          ----------------------------------------------------------------------
          06-1558414
          ----------------------------------------------------------------------

       2) Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
             -------------------------------------------------------------------

          (b)         X
             -------------------------------------------------------------------

       3) SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------

       4) Citizenship or Place of Organization        Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------

                     (5)  Sole Voting Power                   0
                                            ------------------------------------
Number of Shares     -----------------------------------------------------------
Beneficially
Owned by Each        (6)  Shared Voting Power            21,691
Reporting Person                               ---------------------------------
With                 -----------------------------------------------------------

                     (7)  Sole Dispositive Power              0
                                                  ------------------------------
                     -----------------------------------------------------------

                     (8)  Shared Dispositive Power       21,691
                                                   -----------------------------
--------------------------------------------------------------------------------

       9) Aggregate Amount Beneficially Owned by Each Reporting
          Person                                         21,691
                                                   -----------------------------
--------------------------------------------------------------------------------

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                         -------------------------------------------------------
--------------------------------------------------------------------------------

      11) Percent of Class Represented by Amount in Row 9   0.0%
                                                          ----------------------
--------------------------------------------------------------------------------

      12) Type of Reporting Person (See Instructions)    PN
                                                      --------------------------
--------------------------------------------------------------------------------

CUSIP No.         64110L106
                  ---------
--------------------------------------------------------------------------------

       1) Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

                The Raptor Global Portfolio Ltd.
          ----------------------------------------------------------------------
                98-0211544
          ----------------------------------------------------------------------

       2) Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
             -------------------------------------------------------------------

          (b)         X
             -------------------------------------------------------------------

       3) SEC Use Only
                       ---------------------------------------------------------
--------------------------------------------------------------------------------

       4) Citizenship or Place of Organization      Cayman Islands
                                                  ------------------------------
--------------------------------------------------------------------------------

                     (5)  Sole Voting Power                   0
                                            ------------------------------------
Number of Shares     -----------------------------------------------------------
Beneficially
Owned by Each        (6)  Shared Voting Power         1,961,582
Reporting Person                               ---------------------------------
With                 -----------------------------------------------------------

                     (7)  Sole Dispositive Power              0
                                                  ------------------------------
                     -----------------------------------------------------------

                     (8)  Shared Dispositive Power    1,961,582
                                                   -----------------------------
--------------------------------------------------------------------------------

       9) Aggregate Amount Beneficially Owned by Each Reporting
          Person                                      1,961,582
                                                   -----------------------------
--------------------------------------------------------------------------------

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                         -------------------------------------------------------
--------------------------------------------------------------------------------

      11) Percent of Class Represented by Amount in Row 9   3.8%
                                                          ----------------------
--------------------------------------------------------------------------------

      12) Type of Reporting Person (See Instructions)    CO
                                                      --------------------------
--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

           Netflix, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           970 University Avenue
           Los Gatos, CA  95032

Item 2(a). Name of Person Filing:

           Tudor Investment Corporation ("TIC")
           Paul Tudor Jones, II
           The Altar Rock Fund L.P. ("Altar Rock")
           Tudor Proprietary Trading, L.L.C. ("TPT")
           The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio")
           The Raptor Global Portfolio Ltd. ("Raptor Portfolio")

Item 2(b). Address of Principal Business Office or, if none, Residence:

           The principal business office of each of TIC, Altar Rock, and TPT is:

                       1275 King Street
                       Greenwich, CT 06831

           The principal business office of Mr. Jones is:

                       c/o Tudor Investment Corporation
                       1275 King Street
                       Greenwich, CT 06831

           The principal business office of each of Raptor Portfolio and BVI Portfolio is:

                       c/o CITCO
                       Kaya Flamboyan 9
                       Curacao, Netherlands Antilles

Item 2(c). Citizenship:

           TIC is a Delaware corporation.
           Mr. Jones is a citizen of the United States.
           Altar Rock is a Delaware limited partnership.
           TPT is a Delaware limited liability company.
           Raptor Portfolio and BVI Portfolio are companies organized under the laws of the Cayman Islands.

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP Number:

           64110L106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
    (a)    [ ] Broker or Dealer registered under section 15 of the Act
    (b)    [ ] Bank as defined in section 3(a)(6) of the Act
    (c)    [ ] Insurance Company as defined in section 3(a)(19) of the Act
    (d)    [ ] Investment Company registered under section 8 of the Investment
                 Company Act
    (e)    [ ] Investment Adviser registered under section 203 of the
                 Investment Advisers Act of 1940
    (f)    [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(1)(ii)(F)
    (g)    [ ] Parent Holding Company, in accordance with section
                 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
    (h)    [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.    Ownership (As of July 19, 2004).

           (a) Amount Beneficially Owned: See Item 9 of cover pages

           (b) Percent of Class: See Item 11 of cover pages

           (c) Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                                                       See Item 5 of cover pages
                                                       -------------------------
               (ii) shared power to vote or to direct the vote
                                                       See Item 6 of cover pages
                                                       -------------------------
               (iii)sole power to dispose or to direct the disposition of
                                                       See Item 7 of cover pages
                                                       -------------------------
               (iv) shared power to dispose or to direct the disposition of
                                                       See Item 8 of cover pages
                                                       -------------------------
The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (229,906 shares), Altar Rock (21,691 shares), Raptor Portfolio (1,961,582 shares), and BVI Portfolio (430,621 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio and BVI Portfolio, TIC may be deemed beneficially to own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed beneficially to own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.


Item 5.    Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7.   Identification and Classification of the Subsidiary Which Acquired
            the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.   Identification and Classification of Members of the Group.

               See cover pages

Item 9.   Notice of Dissolution of Group.

               Not applicable

Item 10.   Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                          Dated:       July 21, 2004


                          TUDOR INVESTMENT CORPORATION


                          By: /s/ Stephen N. Waldman
                              --------------------------------------------------
                              Stephen N. Waldman
                              Managing Director and Associate General Counsel




                              /s/ Paul Tudor Jones, II
                              --------------------------------------------------
                              Paul Tudor Jones, II



                          TUDOR PROPRIETARY TRADING, L.L.C.


                          By: /s/ Stephen N. Waldman
                              --------------------------------------------------
                              Stephen N. Waldman
                              Managing Director and Associate General Counsel


                          THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                          By: Tudor Investment Corporation,
                                 Trading Advisor

                            By: /s/ Stephen N. Waldman
                                ------------------------------------------------
                                Stephen N. Waldman
                                Managing Director and Associate General Counsel

                          THE ALTAR ROCK FUND L.P.

                          By: Tudor Investment Corporation,
                               General Partner


                              By: /s/ Stephen N. Waldman
                                  ----------------------------------------------
                                  Stephen N. Waldman
                                  Managing Director and Associate General
                                    Counsel



                          THE RAPTOR GLOBAL PORTFOLIO LTD.

                          By:    Tudor Investment Corporation,
                                   Investment Adviser


                              By: /s/ Stephen N. Waldman
                                  ----------------------------------------------
                                  Stephen N. Waldman
                                  Managing Director and Associate General
                                    Counsel